SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Pursuant to
[_]  Confidential, For Use of the              (S)240. 14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials




                       TELAXIS COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount previously paid:

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

                       TELAXIS COMMUNICATIONS CORPORATION
                          ____________________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 21, 2002
                          ____________________________



Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders of Telaxis Communications Corporation ("Telaxis") to be held on May 21, 2002, at 10:00 a.m., at The Lord Jeffery Inn in Amherst, Massachusetts.

     At this meeting, you will be asked to vote upon the following matters:

     1. To elect three Class III directors to the board of directors to hold office until the annual meeting of stockholders in 2005; and

     2. To transact such other business as may properly come before the meeting and at any adjournment of the meeting.

     Stockholders of record at the close of business on March 22, 2002 will be entitled to vote at this meeting and at any adjournment of the meeting.

     Please mark, sign, date and return the enclosed form of proxy as promptly as possible to assure your representation at the meeting. If you attend the meeting, you may vote in person even if you have returned a proxy.

                                      By Order of the Board of Directors

                                      /S/David L. Renauld
                                      --------------------------
                                      David L. Renauld, Clerk

April 19, 2002

                       TELAXIS COMMUNICATIONS CORPORATION
                            20 INDUSTRIAL DRIVE EAST
                      SOUTH DEERFIELD, MASSACHUSETTS 01373

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

     We are furnishing this proxy statement to our stockholders in connection with the solicitation by our board of directors of proxies for use at the annual meeting of stockholders to be held on Tuesday, May 21, 2002 at 10:00 a.m. at The Lord Jeffery Inn in Amherst, Massachusetts, and any adjournment thereof. A copy of our 2001 Annual Report to Stockholders is being mailed with this proxy statement to each stockholder entitled to vote at the meeting. This proxy statement and accompanying proxy materials will first be mailed to all stockholders entitled to vote at the meeting on or about April 19, 2002.


Voting and Proxies

     The board of directors has fixed the close of business on March 22, 2002 as the record date for determining stockholders entitled to notice of and to vote at the annual meeting. Accordingly, only holders of record of shares of our common stock at the close of business on that date will be entitled to notice of and to vote at the annual meeting and any adjournment thereof. At the close of business on March 22, 2002, 16,692,845 shares of our common stock were outstanding.

     Each holder of record of shares of our common stock on the record date is entitled to cast one vote per share, in person or by properly executed proxy, on any matter that may properly come before the annual meeting. The presence in person or by properly executed proxy of the holders of a majority of the shares of our common stock outstanding on the record date is necessary to constitute a quorum at the annual meeting. Directors will be elected at the annual meeting by a plurality of the votes cast by the stockholders entitled to vote at the election. With respect to the required vote on any particular matter, abstentions and votes withheld by nominee record holders who did not receive specific instructions from the beneficial owners of such shares will not be treated as votes cast although they will count toward the presence of a quorum. The failure of a broker to return a signed proxy card will result in the shares held of record by such broker not being counted towards the determination of a quorum.

Proxy Voting and Revocation

     All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld. Where a choice is specified as to a given proposal, the proxies will be voted in accordance with the specification. If no choice is specified, the persons named in the proxies intend to vote for the election of the nominees for director.

     The board of directors does not know of any matters, other than the matters described in this proxy statement, which are expected to be presented for consideration at the annual meeting. If any other matters are properly presented for consideration at the annual meeting, the persons named in the accompanying proxy will have discretion to vote on such matters in accordance with their best judgment.

     Stockholders who execute proxies may revoke them at any time before such proxies are voted by filing with our Clerk, at or before the annual meeting, a written notice of revocation bearing a later date than the proxy or by executing and delivering to our Clerk at or before the annual meeting later-dated proxies relating to the same shares. Attendance at the annual meeting will not have the effect of revoking a proxy unless the shareholder so attending so notifies our Clerk in writing at any time prior to the voting of the proxy.

Solicitations

     Proxies are being solicited by and on behalf of our board of directors. We will bear the entire cost of solicitation of proxies. In addition to solicitation by mail, our directors, officers, and regular employees (who will not be specifically engaged or compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy material to their clients who beneficially own shares of our common stock, and we will reimburse them for their expenses.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     Under our By-laws, the board of directors consists of seven persons. The board is classified into three classes, as nearly equal in number as possible, whose terms of office expire at different times in annual succession.

     There are three Class III directors whose terms expire at the 2002 annual meeting of our stockholders: Dr. Albert E. Paladino, Mr. David A. Norbury and Dr. John L. Youngblood. Mssrs. Paladino, Norbury and Youngblood are nominees for re-election as Class III directors.

     If the nominees are elected, there will be two directors (Allan M. Doyle, Jr. and Raphael H. Amit) whose terms expire at the annual meeting of our stockholders in 2003, and two directors (Carol B. Armitage and Ralph A. Goldwasser) whose terms expire at the annual meeting of our stockholders in 2004.

     The members of each class are elected to serve a three-year term. It is intended that the persons named on the proxy card as proxies will vote shares of our common stock so authorized for the reelection of Mssrs. Paladino, Norbury and Youngblood to the board of directors. The board of directors expects that the nominees will be available for election; but if they should become unavailable, it is intended that the proxy would be voted for a nominee or nominees who would be designated by the board of directors, unless the number of directors is reduced.

     Mssrs. Paladino, Norbury and Youngblood will serve until the annual meeting of our stockholders in 2005 and until their successors are elected and qualified or their earlier death, resignation or removal. The nominees are currently directors of Telaxis, and the nominees have agreed to serve as directors if elected at the annual meeting.

     The board of directors recommends a vote FOR the election of the nominees described above.

     The biographical summary of the nominees for directors of Telaxis, and the other directors of Telaxis, appear below under the heading "Board of Directors, Executive Officers and Key Employees."

                     BOARD OF DIRECTORS, EXECUTIVE OFFICERS
                                AND KEY EMPLOYEES

Our directors, executive officers and key employees are as follows:

Name                               Age  Position
Albert E. Paladino, Sc.D. . . . .  69   Chairman of the Board of Directors

Raphael H. Amit, Ph.D. . . . . . . 54   Director

Carol B. Armitage . . . . . . . .  44   Director

Allan M. Doyle, Jr. . . . . . . .  72   Director

Ralph A. Goldwasser . . . . . . .  55   Director

David A. Norbury . . . . . . . . . 51   Director

John L. Youngblood, Ph.D. . . . .  61   President, Chief Executive Officer and Director

Stephen L. Ward . . . . . . . . .  48   Executive Vice President, Marketing and Sales

Dennis C. Stempel . . . . . . . .  39   Vice President, Chief Financial Officer and Treasurer

David L. Renauld . . . . . . . . . 36   Vice President, Legal and Corporate Affairs, Secretary and Clerk

Kenneth R. Wood(1) . . . . . . . . 47   Vice President, Engineering

John O. Angus(1) . . . . . . . . . 53   Vice President, Human Resources

Wayne E. Pleasant(1) . . . . . . . 50   Chief Technology Officer
____________________

(1) Key employee

     Dr. Albert E. Paladino has been our Chairman of the Board since January 1992 and a director since March 1984. Since December 1998, he has been a private investor. He was a General Partner of Advanced Technology Ventures, a venture capital firm, from 1981 through 1998. He is a member of the board of directors of TranSwitch Corporation, a publicly-traded developer of semiconductor solutions for the communications markets, and RF Micro Devices, a publicly-traded manufacturer of radio frequency integrated circuit components. His prior experience includes senior management positions with Raytheon Company, GTE Laboratories, the Congressional Office of Technology Assessment and the National Institute of Standards and Technology. Dr. Paladino holds a B.S. and an M.S. in engineering from Alfred University and an Sc.D. in materials science from the Massachusetts Institute of Technology.

     Dr. Raphael H. Amit has been a director since September 2001. Since July 1999, he has been the Robert B. Goergen Professor of Entrepreneurship and a Professor of Management at The Wharton School at the University of Pennsylvania. In March 2000, he was a founding Director of the Wharton e-Business Initiative
(WeBI), an academic-industry partnership established to create e-business knowledge. From July 1994 to June 1999, Dr. Amit was the Peter Wall Distinguished Professor at the University of British Columbia. Dr. Amit holds a B.A. and an M.A. in economics from The Hebrew University of Jerusalem and a Ph.D. in management from Northwestern University's J.L. Kellogg Graduate School of Management.

     Carol B. Armitage has been a director since October 2000. Since January 1998, she has been a consultant to companies involved in broadband communications. From September 1995 to December 1997, she served in several senior management roles at General Instrument, where her last position was as Senior Vice President, Technology and Strategy. From 1979 to September 1995, she held various engineering and management positions at Bell Laboratories, including Director in the wideband access division. Ms. Armitage holds a B.S. in electrical engineering from the University of Delaware and an M.S. in electrical engineering from Princeton University.

     Allan M. Doyle, Jr. has been a director since March 1984. From 1964 to May 1996, Mr. Doyle served as a member of the board of directors of Kollmorgen Corporation, which at the time was a publicly-traded manufacturer of high-performance electro-optical and electronic motion control products. Before his retirement in 1990, he served as Vice Chairman of the board of directors of Kollmorgen, and before that he served as Chief Financial Officer. From 1990 to 1993, Mr. Doyle was an Associate Professor of Management at Union College. Mr. Doyle holds a B.A. in industrial administration from Union College and an M.B.A. from the Columbia University School of Business.

     Ralph A. Goldwasser has been a director since December 2001. Since March 2001, he has been a consultant to several technology companies. From January 2000 to December 2001, Mr. Goldwasser was Executive Vice President and Chief Financial Officer of Adero Inc., a development stage company that provided global turnkey content distribution network services enabling rapid deployment of Web content worldwide. From June 1998 to January 2000, he was Senior Vice President and Chief Financial Officer of Avici Systems Inc., a publicly-traded developer of next-generation Internet backbone routing platforms. From 1983 to October 1997, he held various financial and management positions at BBN Inc., where his last position was Senior Vice President and Chief Financial Officer. BBN was a publicly-traded internetworking company that provided comprehensive Internet services and related technologies and was acquired by GTE Corporation in 1997. Mr. Goldwasser holds a B.E. in electrical engineering from City College of New York and an M.B.A from New York University. He is also a Certified Public Accountant.

     David A. Norbury has been a director since September 1999. He has been President, Chief Executive Officer and a director of RF Micro Devices since September 1992. Mr. Norbury holds a B.S. in electrical engineering from the University of Michigan, an M.S. in electrical engineering from Stanford University, and an M.B.A. from Santa Clara University.

     Dr. John L. Youngblood has been our Chief Executive Officer and a director since June 1992, and our President since March 1993. From August 1991 to June 1992, he was a management consultant. From May 1991 to August 1991, Dr. Youngblood served as Executive Vice President of IMO Industries, a manufacturer of analytical and optical instruments, electronic and mechanical controls, and power transmission products. From January 1985 to May 1991, he held various positions, including Chairman, Chief Executive Officer and President, at Kollmorgen Corporation, which at the time was a publicly-traded manufacturer of high-performance electro-optical and electronic motion control products. He holds a B.S. in electrical engineering from the University of Texas at Arlington, and both an M.S. and a Ph.D. in electrical engineering from Oklahoma State University.

     Stephen L. Ward has been our Executive Vice President, Marketing and Sales since July 2001. From May 1999 to July 2001, he served as Senior Vice President International of Hughes Electronics Corporation, which at the time was a subsidiary of General Motors Corporation engaged in digital entertainment, information and communications services, and satellite-based private business networks. From February 1997 to May 1999, he served as Vice President Sales then Vice President International Marketing of DSC Communications, which at the time was a publicly-traded company developing and selling digital network system products. From November 1989 to February 1997, Mr. Ward held a variety of senior marketing and management roles with Nortel Networks Corporation, where his last position was as General Manager of Nortel Dasa, a joint venture between Nortel and Daimler Benz. Mr. Ward holds a B.S. in engineering from the U.S. Military Academy at West Point and an M.B.A. in business administration from Boston University.

     Dennis C. Stempel has been our Vice President, Chief Financial Officer and Treasurer since April 1999. From November 1998 to April 1999, Mr. Stempel served as our Director of Finance. From April 1996 to November 1998, he served as a controller at Pratt & Whitney, a division of United Technologies Corporation and a manufacturer of aircraft engines and space propulsion systems. From March 1993 to April 1996, he served as the Director of Finance for Anocoil Corporation, a manufacturer of lithographic printing plates. He worked for Coopers & Lybrand from 1989 to 1993, including serving as a certified public accountant from 1992 to 1993. Mr. Stempel holds a B.S. in accounting from the University of Massachusetts.

     David L. Renauld has been our Vice President, Legal and Corporate Affairs and Secretary since November 1999. He has been our Clerk since May 1999. From January 1997 to November 1999, he was an attorney with Mirick, O'Connell, DeMallie & Lougee, LLP, a law firm in Worcester, Massachusetts. From September 1991 to December 1996, he was an attorney with Richards, Layton & Finger, a law firm in Wilmington, Delaware. Mr. Renauld holds a B.A. in mathematics/arts from Siena College and a J.D. from Cornell University.

     Kenneth R. Wood has been our Vice President, Engineering since December 1997. From April 1990 to December 1997, he was our Senior Microwave Engineer and Program Manager. Mr. Wood holds a B.S. in electrical engineering from the University of Pretoria and an M.S. in microwaves from the University of London.

     John O. Angus has been our Vice President, Human Resources since July 2001. From April 2000 to July 2001, he served as our Director, Human Resources. From October 1995 to April 2000, Mr. Angus held a variety of human resource roles with Motorola, Inc., where his last position was as Director, North American Recruiting. Mr. Angus holds a B.A. and an M.A. in organizational development from Bowling Green State University.

     Wayne E. Pleasant has been our Chief Technology Officer since July 2001 and our Assistant Vice President since July 2000. From 1984 to July 2000, Mr. Pleasant served in a number of positions at our company, including Program Manager I, II, and III, Government Program Manager - Radios, Government Systems, Marketing Manager, Manager Sales/Marketing, and Systems Engineer.

Board of Directors

     Our board of directors is divided into three classes, with one class of directors elected each year at the annual meeting of stockholders for a three-year term of office. Mssrs. Paladino, Norbury and Youngblood serve in the class whose terms expire in 2002 and are being nominated for re-election. Mr. Doyle and Dr. Amit serve in the class whose terms expire in 2003. Ms. Armitage and Mr. Goldwasser serve in the class whose terms expire in 2004. Our executive officers are elected annually by the directors and serve at the discretion of the directors. There are no family relationships among our directors and executive officers.

     The board of directors meets on a regularly scheduled basis and holds special meetings as required. The board met ten times during 2001. The board of directors has assigned certain responsibilities to the Audit Committee, the Compensation Committee, the Finance and Executive Committee, and the Nominating Committee, each of which was established by the board of directors. None of our incumbent directors attended fewer than 75% of the total meetings of the board and committee meetings on which such board member served in 2001 during the period he or she was a director.

     The members of the Audit Committee during 2001 were Mr. Doyle, Dr. Paladino, Robert C. Fleming (until his resignation from the board of directors in May 2001), Ms. Armitage (from May 2001 to December 2001), and Mr. Goldwasser (from and after December 2001). The Audit Committee held five meetings during 2001 and met informally in connection with several meetings of the board of directors in 2001. The Audit Committee reviews and evaluates our audit and control functions, reviews the results and scope of the audit and other services provided by our independent auditors, makes recommendations to the board of directors regarding the selection of independent auditors, and performs such other duties as may from time to time be determined by the board of directors.

     The members of the Compensation Committee during 2001 were Dr. Paladino, Mr. Doyle, Robert C. Fleming (until his resignation from the board of directors in May 2001), Ms. Armitage (from and after May 2001), and Dr. Youngblood. The Compensation Committee held four meetings during 2001 and met informally in connection with several meetings of the board of directors in 2001. The Compensation Committee reviews the compensation and benefits of our executive officers, recommends and approves stock option grants under our stock option plans, makes recommendations to the board of directors regarding compensation matters, and performs such other duties as may from time to time be determined by the board of directors.

     The members of the Finance and Executive Committee during 2001 were Drs. Paladino and Youngblood, Robert C. Fleming (until his resignation from the board of directors in May 2001), and Mr. Doyle (from and after May 2001). The Finance and Executive Committee held four meetings during 2001 and met informally in connection with several meetings of the board of directors in 2001. The Finance and Executive Committee maintains continuity between the board of directors and our executive officers, acts on behalf of the board of directors between meetings but refers any major decisions to the full board of directors, and performs such other duties as may from time to time be determined by the board of directors.

     The members of the Nominating Committee during 2001 were Dr. Paladino, Robert C. Fleming (until his resignation from the board of directors in May
2001) and Ms. Armitage (from and after May 2001). The Nominating Committee held no formal meetings during 2001 but met informally in connection with several meetings of the board of directors. The Nominating Committee recommends candidates for membership on the board of directors based on committee-established guidelines, consults with the Chairman of the Board on committee assignments, considers candidates for the board of directors proposed by stockholders, and performs such other duties as may from time to time be determined by the board of directors.

     The Nominating Committee will consider a candidate for director proposed by a stockholder. A candidate must be highly qualified and be both willing and expressly interested in serving on the board of directors. A stockholder wishing to propose a candidate for the Nominating Committee's consideration should forward the candidate's name and qualifications to our Clerk at 20 Industrial Drive East, South Deerfield, MA 01373. The Nominating Committee has full discretion in considering its nominations to the board of directors.

                                 AUDIT COMMITTEE

     Our board of directors has adopted and approved a formal written charter for the Audit Committee. The members of the Audit Committee are all "independent" as defined in the listing standards of the National Association of Securities Dealers relating to audit committees.

Audit Committee Report

     In connection with its function to oversee and monitor the financial reporting process of Telaxis, the Audit Committee has done the following:

     o reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2001 with our management;

     o discussed with PricewaterhouseCoopers LLP, our independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380); and

     o received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP its independence.

     Based on the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2001.

     In evaluating the independence of our auditors, the Audit Committee considered whether the services they provided to our company beyond their audit and review of our financial statements was compatible with maintaining their independence. The Audit Committee also considered the amount of fees they received for audit and non-audit services.

                               Audit Committee
                                Allan M. Doyle, Jr., Chairman
                                Albert E. Paladino
                                Ralph A. Goldwasser

              MATERIAL RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     The following is a description of transactions since January 1, 2001 to which we have been a party and in which the amount involved exceeded $60,000 and any director, executive officer or security holder that we know owns more than five percent of our capital stock during 2001 had or will have a direct or indirect material interest.

     In July, September, and December 2001, we entered into indemnification agreements with Mr. Ward, Dr. Amit, and Mr. Goldwasser, respectively. The terms of these agreements are substantially the same as the indemnification agreements we previously entered into with our other directors and officers. These agreements contain provisions that are, in some respects, broader than the specific indemnification provisions contained in Massachusetts Business Corporation law and in our by-laws. In general, the indemnification agreements may require us:

     o to indemnify our directors and officers against liabilities that may arise due to their status or service as officers or directors, other than liabilities that may arise with respect to any matter as to which the person seeking indemnification is adjudicated not to have acted in good faith in the reasonable belief that their action was in the best interest of Telaxis; and

     o to advance their expenses incurred as a result of any proceeding against them as to which they may be entitled to indemnification.

     In addition, we currently maintain a policy for directors' and officers' insurance. We believe that the indemnification provisions in our by-laws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

     In July 2001, we entered into an employment agreement with Mr. Ward having substantially the same terms (other than position and salary) as the employment agreements we previously entered into with our other officers. See "Executive Compensation - Employment Agreements and Change-of-Control Provisions" below.

     Ransom D. Reynolds' last day of employment with Telaxis was in December 2001. Mr. Reynolds had been our Senior Vice President of Account Management. In January 2002, Mr. Reynolds and Telaxis terminated his employment agreement (including the severance provisions of that agreement). Telaxis engaged Mr. Reynolds as a consultant for one year for the same compensation Mr. Reynolds would have received as severance. Mr. Reynolds' rights under his existing option agreements remained unchanged, and he received a new, fully-vested grant of options to purchase 20,000 shares of Telaxis common stock at an exercise price of $.72 per share (the fair market value of the stock on the day of grant). Telaxis also agreed to make certain payments and grant certain additional options to Mr. Reynolds depending on the outcome of issues relating to Telaxis exiting its point-to-multipoint outdoor unit product line. Mr. Reynolds provided a general release to Telaxis and agreed to comply with confidentiality, insider trading, nonsolicitation, and noncompetition provisions.

     In 2001, we paid Dr. Paladino a retainer of $60,000 per year for his services as chairman of the board of directors of our company.

Our Policy on Interested Transactions

     We have adopted a policy whereby contracts and business arrangements with our officers, directors or stockholders or entities for whom they serve as officers, directors, trustees or members must be on an arm's-length basis and approved by the board of directors. Our articles of organization and bylaws require approval of the contract or transaction by a majority of the independent directors who have no interest in the contract or transaction.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                        AND OUR DIRECTORS AND MANAGEMENT

     The following table provides information regarding the beneficial ownership of our outstanding common stock by:

     o each person or group that we know owns more than 5% of the common stock,

     o    each of our directors,

     o    each of our named executive officers, and

     o    all of our directors and named executive officers as a group.

     Amounts are as of March 22, 2002 for our directors and named executive officers. Amounts for 5% stockholders are reported as of the date such stockholders reported such holdings in filings under the Securities Exchange Act of 1934, as amended, unless more recent information was provided.

     Beneficial ownership is determined under rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock that we may issue upon the exercise of options or warrants currently exercisable or exercisable within 60 days of March 22, 2002 are deemed outstanding for computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for computing the percentage ownership of any other person. Except as we otherwise indicate, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power over the number of shares listed opposite their names. Unless we otherwise indicate, the address for each stockholder below is c/o Telaxis Communications Corporation, 20 Industrial Drive East, South Deerfield, Massachusetts 01373.



                                           Shares Issuable     Number of Shares
                                           pursuant to         Beneficially
                                           Warrants and        Owned (Including
                                           Options Exercisable the Number of
                                           within              Shares
                                           60 days of          shown in the     Percentage of
Name of Beneficial Owner                   March 22, 2002      first column)    Shares Outstanding
------------------------                    --------------    -------------    ------------------

SVE Star Ventures Group(1) . . . . . . . . .          0          2,630,558          15.8
 Possart Strasse No. 9
 81679 Munich, Germany
Dr. Meir Barel(2) . . . . . . . . . . . . .           0          2,719,058          16.3
Albert E. Paladino . . . . . . . . . . . . .     92,539            170,581           1.0
Raphael H. Amit . . . . . . . . . . . . . .       8,375              8,375             *
Carol B. Armitage(3) . . . . . . . . . . . .      8,625             14,375             *
Allan M. Doyle, Jr.. . . . . . . . . . . . .     35,875             59,716             *
Ralph A. Goldwasser . . . . . . . . . . . .           0              4,000             *
David A. Norbury . . . . . . . . . . . . . .     19,375            165,486           1.0
John L. Youngblood . . . . . . . . . . . . .    442,816            468,646           2.7
Stephen L. Ward(4) . . . . . . . . . . . . .     43,750            307,741           1.8
Ransom D. Reynolds(5) . . . . . . . . . . .      91,497            127,662             *
Dennis C. Stempel . . . . . . . . . . . . .      96,115            108,326             *
David L. Renauld(6) . . . . . . . . . . . .      88,522            100,022             *
All current executive officers and directors
as a group (10 persons) . . . . . . . . . ..    835,992          1,407,268           8.0

_______________________

* Less than 1%.

     (1) Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2002. Represents (a) 1,111,111 shares held by Star Growth Enterprise, (b) 517,992 shares held by SVE Star Ventures Enterprises No. V, (c) 285,768 shares held by SVM Star Ventures Management GmbH Nr. 3 ("SVM 3"), (d) 91,963 shares held by SVE Star Ventures Management GmbH Nr. 3 & Co. Betelligungs KG Nr. 2, and (e) 623,724 shares held by SVE Star Ventures Enterprises No. VII. SVM 3 manages the investments of these entities. Dr. Meir Barel is the sole director and primary owner of SVM 3. SVM 3 and Dr. Barel each have the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of, the shares beneficially owned by the entities listed above. Dr. Barel disclaims beneficial ownership of the shares beneficially held by those entities, except for his pecuniary interest in those shares.

     (2) Dr. Meir Barel is the sole director and primary owner of SVM 3. SVM 3 and Dr. Barel each have the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of, the shares beneficially owned by the entities listed in note 1 above. Dr. Barel disclaims beneficial ownership of the shares beneficially held by those entities, except for his pecuniary interest in those shares. The shares listed represent the 2,630,558 shares beneficially held by the Star group described in note 1 above together with 88,500 shares held by Dr. Barel directly. Dr. Barel's address is the same as the address for SVE Star Ventures Group.

     (3) Ms. Armitage has joint ownership and voting and investment power with her husband of 2,000 shares of our common stock.

     (4) Includes 154,500 shares of our common stock held by members of Mr. Ward's immediate family.

     (5) Mr. Reynolds was our Senior Vice President, Account Management until December 2001.

     (6) Mr. Renauld has joint ownership and voting and investment power with his wife of 5,000 shares of our common stock.

                             EXECUTIVE COMPENSATION

     Summary Compensation. The following table summarizes the compensation earned for services rendered to us in all capacities during 2001 by our Chief Executive Officer and our other executive officers during 2001. We refer to these executives as our "named executive officers" elsewhere in this proxy statement.

                           Summary Compensation Table
                             For 1999, 2000 and 2001

                                                                                     Long-Term
                                                                                    Compensation
                                                                                    ------------
                                             Annual Compensation                    Awards
                                             ----------------------------------  ----------------------
                                                                                 Restricted Securities
                                                                   Other Annual  Stock      Underlying All Other
Name and                                     Salary       Bonus    Compensation  Award(s)   Options    Compensation
Principal Position                   Year    ($)          ($)      ($)           ($)        (#)        ($)(a)
------------------                   ----    ----          ---      ---           ---        ---        ------

John L. Youngblood ..............    2001     255,216        0          0           0        100,000    3,738(b)
  President and Chief                2000     239,609    5,561          0           0         53,580    2,114
  Executive Officer                  1999     221,529        0          0           0        135,000    2,114

Stephen L. Ward(c) ..............    2001      99,521        0          0           0        300,000      126(d)
Executive Vice President,
Marketing and Sales

Ransom D. Reynolds(e)............    2001     173,264        0          0           0              0    3,278(f)
 Senior Vice President,              2000     171,010    4,754          0           0         30,990    2,114
 Account Management                  1999     156,423        0          0           0         50,000    2,114

Dennis C. Stempel ...............    2001     157,498        0          0           0        100,000    2,732(g)
 Vice President, Chief               2000     151,083    2,062          0           0         25,385    2,114
 Financial Officer and               1999     143,987        0          0           0         57,500    2,114
 Treasurer

David L. Renauld(h) .............    2001     153,774        0          0           0        100,000    3,571(i)
 Vice President, Legal               2000     150,491    3,243          0           0         37,750   27,043(j)
 and Corporate Affairs,              1999      14,819   15,000          0           0         52,500       19(d)
 Secretary and Clerk
_______________________

(a) Unless otherwise indicated, amounts in this column consist of matching amounts of $2,000 contributed by Telaxis to a defined contribution plan for the named executive officers and premiums on term life insurance of $114 paid by Telaxis.

(b) Represents matching amounts of $2,500 contributed by Telaxis to a defined contribution plan for Mr. Youngblood, premiums on term life insurance of $443 paid by Telaxis, and reimbursement of tax return preparation expenses of $795.

(c) Mr. Ward became our Executive Vice President, Marketing and Sales in July 2001.

(d)  Represents premiums on term life insurance paid by Telaxis.

(e) Mr. Reynolds was our Senior Vice President, Account Management until December 2001.

(f) Represents matching amounts of $2,500 contributed by Telaxis to a defined contribution plan for Mr. Reynolds, premiums on term life insurance of $266 paid by Telaxis, and reimbursement of tax return preparation expenses of $512.

(g) Represents matching amounts of $2,500 contributed by Telaxis to a defined contribution plan for Mr. Stempel and premiums on term life insurance of $232 paid by Telaxis.

(h) Mr. Renauld became our Vice President, Legal and Corporate Affairs and Secretary in November 1999.

(i) Represents matching amounts of $2,500 contributed by Telaxis to a defined contribution plan for Mr. Renauld, premiums on term life insurance of $224 paid by Telaxis, and reimbursement of tax return preparation expenses of $847.

(j) Represents reimbursement of relocation expenses $24,929, matching amounts of $2,000 contributed by Telaxis to a defined contribution plan for Mr. Renauld, and premiums on term life insurance of $114 paid by Telaxis.

     Option Grants in 2001. The following table provides information regarding all options granted to our named executive officers in 2001. Amounts reported in the last two columns of the table represent hypothetical values that the holder could realize by exercising the options immediately before their expiration, assuming the value of our common stock appreciates at the specified compounded annual rates over the terms of the options. These numbers are calculated based on the SEC's rules and do not represent our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings will depend on the timing of exercise and the future performance of our common stock. We may not achieve the rates of appreciation assumed in this table, and the named executive officers may not receive the calculated amounts. This table does not take into account any appreciation or depreciation in the price of our common stock from the date of grant to the current date. The values shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise.



                              Option Grants in 2000
                                                                        Potential
                                   Individual Grants                    Realizable Value at
                       -----------------------------------------------  Assumed Annual
                       Number of   Percent of Total                     Rates of Stock Price
                       Securities  Options                              Appreciation for
                       Underlying  Granted to      Exercise             Option Term
                       Options     Employees in    Price     Expiration -----------------
Name                   Granted (#) Fiscal Year (%) ($/Share) Date       5% ($)    10% ($)
----                   ----------- --------------- --------- -------    -------  -------

John L. Youngblood.... 60,000         3.15          0.53     7/17/11     19,999    50,681
                       40,000         2.10          0.53     7/17/11     13,333    33,787
Stephen L. Ward ......200,000        10.51          0.53     7/17/11     66,663   168,937
                       60,000         3.15          0.53     7/17/11     19,999    50,681
                       40,000         2.10          0.53     7/17/11     13,333    33,787
Ransom D. Reynolds....      0           --            --          --         --        --
Dennis C Stempel...... 60,000         3.15          0.53     7/17/11     19,999    50,681
                       40,000         2.10          0.53     7/17/11     13,333    33,787
David L. Renauld ..... 60,000         3.15          0.53     7/17/11     19,999    50,681
                       40,000         2.10          0.53     7/17/11     13,333    33,787
________________________________


     All options were granted at fair market value on the date of grant as determined by our board of directors. The board of directors determined the fair market value of our common stock based on the trading value of our stock on the date of grant.

     Each of these options, with the exception of Mr. Ward's grant for 200,000 shares, vests over a three-year period, vesting as to 25% of the shares that may be purchased under the option on the date of grant and as to an additional 6.25% on the first day of January, April, July and October following the date of grant until the option has fully vested. Half of the unvested options that would have vested on each vesting date become fully vested upon the occurrence of any of the following events:

     o    a merger or consolidation of our company with any other company

     o    the sale of substantially all of our assets

     o the sale of more than 50% of our outstanding stock to an unrelated person or group

     Mr. Ward's option for 200,000 shares vests over a four-year period, vesting as to 25% of the shares that may be purchased under the option on the first anniversary of the date of grant and as to 6.25% of the shares that may be purchased under the option on the first day of each January, April, July and October following the first anniversary of the date of grant until the option has fully vested. Half of the unvested options that would have vested on each vesting date become fully vested upon the occurrence of any of the following events:

     o    a merger or consolidation of our company with any other company

     o    the sale of substantially all of our assets

     o the sale of more than 50% of our outstanding stock to an unrelated person or group

     All stock options granted to the named executive officers in 2001, with the exception of the grants for 60,000 shares, terminate on the earliest of:

     o three months after the date of termination of the executive's employment if he ceases to be employed by us except as a result of his death or disability

     o    one year after his death or disability

     o    10 years from the date of grant

     The stock option grants for 60,000 shares granted to the named executive officers in 2001 terminate on the earliest of:

     o two years after the date of his death or disability or the date of termination of the executive's employment

     o    10 years from the date of grant

     Fiscal Year-End Option Values. The following table provides information regarding the value of all unexercised options held by the named executive officers at the end of 2001. The value of unexercised in-the-money options represents the difference between the fair market value of our common stock on December 31, 2001 ($0.72) and the option exercise price, multiplied by the number of shares underlying the option.

                        2001 Aggregated Option Exercises
                        and Fiscal Year-End Option Values

                                                       Number of Shares of
                                                       Common Stock Underlying         Value of Unexercised In-
                                                       Unexercised Options at          the-Money Options at
                           Shares          Value       Fiscal Year-End (#)             Fiscal Year-End ($)
                           Acquired on     Realized     -----------------------        -------------------------
Name                       Exercise (#)    ($)         Exercisable   Unexercisable      Exercisable  Unexercisable
----                       -----------     -------     -----------  --------------     ------------  -------------
John L. Youngblood....       0               0         393,695       182,385            5,938        13,063

Stephen L. Ward ......       0               0          31,250       268,750            5,938        51,063

Ransom D. Reynolds....       0               0          62,497             0                0             0

Dennis C. Stempel.....       0               0          74,360       114,525            5,938        13,063

David L. Renauld .....       0               0          74,240       114,910            5,938        13,063

____________________________

Employment Agreements and Change-of-Control Provisions

     In January 1994, we entered into an employment agreement with Dr. Youngblood. In December 2000, we revised the employment agreement with Dr. Youngblood and entered into employment agreements with Mssrs. Reynolds, Stempel and Renauld, all having substantially the same terms (other than position and salary). In July 2001, we entered into an employment agreement with Mr. Ward having substantially similar terms (other than position and salary). Each employment agreement has an original term of 24 months and then renews automatically on a quarterly basis, provided that the agreement has not terminated before the renewal date. The annual compensation for each officer is initially set at an annual base salary in the following amount: Dr. Youngblood - $255,216, Mr. Ward - $225,004, Mr. Reynolds - $173,264, Mr. Stempel - $157,497,
and Mr. Renauld - $153,774. We currently furnish Dr. Youngblood with a company automobile at our expense. Mssrs. Ward, Reynolds, Stempel and Renauld are entitled to an annual car allowance of $7,800. Each of Dr. Youngblood and Mssrs. Ward, Reynolds, Stempel and Renauld are entitled to receive severance payments for a minimum of six months and a maximum of 24 months after termination of his employment depending on the circumstances under which his employment terminates. If we terminate an officer's employment for cause, he will not be entitled to severance payments. The maximum 24-month severance period will only apply if we terminate an officer's employment without cause after we undergo a "change of control" that was not approved by a majority of our board of directors. A "change of control" is defined in each employment agreement to include the completion of a merger or consolidation of Telaxis with any other entity (other than a merger or consolidation in which Telaxis is the surviving entity and is owned at least 50% collectively by persons who were stockholders of Telaxis before the transaction), the sale of substantially all of Telaxis' assets to another entity, any transaction that results in a person or group holding 50% or more of the combined voting power of Telaxis' outstanding securities or changes to Telaxis' board of directors that result in the persons who were either directors on the date of the employment agreement or their nominated successors no longer comprising a majority of the board.

     We terminated Mr. Reynolds' employment agreement in connection with his leaving Telaxis employment. See "Material Relationships and Related Party Transactions" above.

     In connection with our hiring Mr. Ward, we also agreed to pay him a cash bonus of $30,000 in January 2002. In February 2002, Mr. Ward chose to receive this bonus in stock rather than cash and therefore was issued 34,091 shares of Telaxis common stock (which had a fair market value of $0.88 per share on the date of issuance for an aggregate fair market value of $30,000).

     Under the stock option agreements, a large portion of the unvested options held by Dr. Youngblood and Mssrs. Ward, Stempel, and Renauld will vest and become immediately exercisable upon the occurrence of any of the following events:

     o    our merger or consolidation with another company,

     o    the sale of substantially all of our assets to another company

     o the sale of more than 50% of our outstanding capital stock to an unrelated person or group

Director Compensation

     We pay all non-employee directors:

     o    a $10,000 annual retainer for serving on the board

     o a $2,000 annual retainer for serving as chairman of a standing committee of the board

     o    $1,000 for each board meeting attended in person

     o    $500 for each committee meeting attended in person

     We will also reimburse our non-employee directors for reasonable expenses incurred in attending meetings of the board of directors and its committees.

     In addition to cash compensation, we intend to grant, at a minimum, the following rights to acquire shares of our common stock:

     o a non-qualified stock option to purchase 12,000 shares of our common stock that vests in three equal annual installments beginning on the date of grant to each new non-employee director elected or appointed to the board

     o a fully vested, non-qualified stock option to purchase 9,000 shares of our common stock to each incumbent non-employee director immediately following each annual meeting of stockholders, as long as the director has served at least one complete year before the date of the annual meeting and continues to serve as a director after the meeting

     In 2001, we paid Dr. Paladino a retainer of $60,000 per year for his services as chairman of the board of directors of our company.

     In May 2001, we granted an option to purchase 9,000 shares of our common stock at $1.08 per share to Dr. Paladino, Mr. Doyle, Mr. Norbury and Prism Venture Partners (in lieu of the grant to Mr. Robert C. Fleming who was a director at the time). In July 2001, we granted an option to purchase 10,000 shares of our common stock at $0.53 per share to Dr. Paladino, Ms. Armitage, Mr. Doyle, and Mr. Norbury. In September 2001, we granted an option to purchase 12,000 shares and an option to purchase 10,000 shares of our common stock at $0.33 per share to Dr. Amit. In December 2001, we granted an option to purchase 12,000 shares of our common stock at $0.81 per share to Mr. Goldwasser.

Compensation Committee Interlocks and Insider Participation

     The board of directors has a compensation committee consisting of four of our directors - Drs. Paladino and Youngblood and Mr. Doyle and Ms. Armitage. Dr. Youngblood, our President and Chief Executive Officer, served as a member of our compensation committee during 2001. Dr. Youngblood participated in discussions regarding the compensation of our executive officers. None of our executive officers or members of our board of directors serves as a member of the board of directors or compensation committee of any other entity that has an executive officer serving as a member of our board of directors or compensation committee, except that Dr. Paladino serves as a member of the board of directors and of the compensation committee of RF Micro Devices, of which Mr. Norbury, one of our directors, is President and Chief Executive Officer.

          Board Compensation Committee Report on Executive Compensation

Overall Policy

     Our executive compensation program is designed to be closely linked to corporate performance and return to stockholders by linking a significant portion of executive compensation to our success. The overall objectives of this strategy are to provide competitive salaries necessary to attract and retain the highest quality talent, to reward performances that accomplish our goals and priorities, and to provide incentives that link the executive officers' opportunities for financial reward with that of the stockholders.

     The Compensation Committee is responsible for setting and administering the policies that govern the compensation of our executive officers. Generally, the three principal components of the compensation program for executive officers are base salary, bonus and equity-based incentives (typically stock options), although awards are not necessarily granted in all three categories every year. In reaching decisions on compensation, the Compensation Committee also takes into account the full compensation package provided by Telaxis to the officers, including severance plans, insurance, and benefits generally available to all employees of Telaxis.

     This report addresses our compensation policies as they relate to compensation reported for 2001.

Salary Administration

     The ranges of appropriate base salaries for executives are determined based in part on analysis of salary data on positions of comparable responsibility within the telecommunications industry. Salaries of executive officers are reviewed annually, and any adjustments are made by evaluating the performance of Telaxis and of each executive officer and taking into account any change in the executive's responsibilities. Exceptional performances are generally compensated with performance-related bonuses rather than raising base salaries, reflecting the Compensation Committee's increasing emphasis on linking pay to performance criteria. The Compensation Committee elected not to increase the base salaries of our named executive officers in 2001.

Bonus Program

     Executives are eligible to receive bonuses based on the overall performance of Telaxis and based on individual achievement. Bonuses are awarded based upon the recommendation of the Chief Executive Officer and the Compensation Committee's evaluation of the executive officer's achievement of his or her goals. In 2001, the Compensation Committee awarded no cash bonuses to the named executive officers. See "Executive Compensation - Summary Compensation Table in 1999, 2000 and 2001."

Stock Option Program

     Under our active stock plans, we may grant stock options and stock appreciation rights to any or all of our directors, employees, officers, and consultants. The Compensation Committee believes that long-term incentive awards, such as stock options, link the executive's opportunity for financial reward with that of the stockholders, in that the value of an executive's stock options increases as the value of the stockholders' stock increases. The Compensation Committee granted options to executive officers in order to continue to incentivize the officers towards the achievement of our long-term goals.

     In 2001, the Compensation Committee granted options for 500,000 shares of our common stock in the aggregate to the named executive officers, other than Dr. Youngblood. See "Executive Compensation - Option Grants in 2001."

Compensation of the Chief Executive Officer

     Dr. Youngblood's 2001 base compensation was pursuant to an employment contract negotiated with Telaxis in 1994 as revised in December 2000. In 2000, the Compensation Committee elected to increase Dr. Youngblood's base compensation by approximately sixteen percent (16%). This increase was both a market adjustment for Dr. Youngblood's salary and a merit increase. The Compensation Committee elected not to increase Dr. Youngblood's base compensation in 2001. The Compensation Committee's determination of the amount of Dr. Youngblood's bonus was made after a review of the achievement of Dr. Youngblood's goals for the year. The Compensation Committee did not award Dr. Youngblood any cash bonus in 2001. See "Executive Compensation - Summary Compensation Table in 1999, 2000 and 2001." Under our active stock plans, Dr. Youngblood was granted options for 100,000 shares of our common stock in 2001. See "Executive Compensation - Option Grants in 2001."

Policy Regarding Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code limits Telaxis' ability to deduct, for income tax purposes, compensation in excess of $1.0 million paid to the chief executive officer and the four most highly compensated officers of Telaxis (other than the chief executive officer) in any year, unless the compensation qualifies as "performance-based compensation." The aggregate base salaries, bonuses and non-equity compensation of each of Telaxis' officers have not historically exceeded, and are not in the foreseeable future expected to exceed, the $1.0 million limit. The Compensation Committee's policy with respect to equity compensation is that it would prefer to cause the compensation to be deductible by Telaxis; however, the Compensation Committee also weighs the need to provide appropriate incentives to Telaxis' officers against the potential adverse tax consequences that may result under Section 162(m) from the grant of equity compensation that does not qualify as performance-based compensation. The Compensation Committee has granted and may continue to grant equity compensation to Telaxis' officers that does not qualify as performance-based compensation that could be in excess of the Section 162(m) limits in circumstances when the Committee believes such grants are appropriate.

                             Compensation Committee
                           Albert E.Paladino, Chairman
                              Allan M. Doyle, Jr.
                                Carol B. Armitage
                               John L. Youngblood

                           STOCK PERFORMANCE GRAPH

     The graph below provides an indicator of the cumulative total shareholder return for our common stock for the period beginning on the date of the initial public offering of our common stock (February 2, 2000) through the end of our most recently-completed fiscal year (December 31, 2001), as compared to the returns of (i) The Nasdaq Stock Market (U.S.) and (ii) the Nasdaq Electronic Components Stocks Index during the same period. The graph assumes that $100 was invested on February 2, 2000 in our common stock (at the initial offering price of $17.00) and in The Nasdaq Stock Market (U.S.) and the Nasdaq Electronic Components Stocks Index and that, as to the indices, dividends were reinvested. We have not, since our inception, paid any dividends on our common stock.

             [GRAPHIC-STOCK PERFORMANCE GRAPH-PLOTTED POINTS BELOW]

                                 February 2, 2000      December 31, 2000   December 31, 2001
-------------------------------- ------------------ --------------------- -------------------
Telaxis                               $100                 $10.66              $4.24
-------------------------------- ------------------ --------------------- -------------------
Nasdaq Stock Market (U.S.)            $100                 $60.46              $47.95
-------------------------------- ------------------ --------------------- -------------------
Nasdaq Electronic Components          $100                 $67.72              $46.34
-------------------------------- ------------------ --------------------- -------------------

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of our common stock (collectively, "Reporting Persons") to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Each Reporting Person is required by SEC regulation to furnish us with copies of such
Section 16(a) reports. Based on our records and other information, we believe that all of these filing requirements were met with respect to our last fiscal year (which ended on December 31, 2001), except that Mr. Goldwasser was late in filing a Form 3 for the month of December which reported one transaction.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of PricewaterhouseCoopers LLP, independent certified public accountants, served as our auditors for the fiscal year ended December 31, 2001. We have selected PricewaterhouseCoopers LLP, independent certified public accountants, as our auditors for the fiscal year ending December 31, 2002. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Audit Fees

     The aggregate fees for professional services rendered by PricewaterhouseCoopers LLP in connection with their audit of our annual financial statements for 2001 and their review of our interim financial statements included in our quarterly reports on Form 10-Q for 2001 were approximately $150,000.

Financial Information Systems Design and Implementation Fees

     During 2001, PricewaterhouseCoopers LLP rendered no professional services relating to the design and implementation of our financial information systems.

All Other Fees

     The aggregate fees for all other services rendered by PricewaterhouseCoopers LLP to us during 2001 were approximately $31,500.

                              SHAREHOLDER PROPOSALS

     Any shareholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to our 2003 annual meeting of stockholders is required to submit such proposal to our Clerk at 20 Industrial Drive East, South Deerfield, Massachusetts 01373 on or before December 20, 2002.

     Any shareholder that intends to present a proposal that will not be included in the proxy statement for our 2002 annual meeting must submit such proposal to our Clerk at 20 Industrial Drive East, South Deerfield, Massachusetts 01373 on or before March 5, 2003. Proposals submitted after that date will be considered untimely.

                                  OTHER MATTERS

     The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.


                           By Order of the Board of Directors



                           /s/David L. Renauld
                           -------------------
                           David L. Renauld, Clerk

April 19, 2002

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

                                REVOCABLE PROXY
                       TELAXIS COMMUNICATIONS CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 21, 2002

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby constitutes and appoints Dennis C. Stempel and David L. Renauld, and each or any one of them, as proxies of the undersigned, with full power of substitution, to represent and vote, as directed below, all of the shares of stock of Telaxis Communications Corporation (the "Company") held of record by the undersigned at the close of business on March 22, 2002 at the Annual Meeting of the Stockholders of the Company to be held on May 21, 2002, or at any adjournment or postponement thereof, with all of the powers the undersigned would possess if personally present, as follows:


ITEM 1: To vote to elect the following Class III directors to hold office until the annual meeting of stockholders in 2005 and thereafter until their successors shall be duly elected and qualified or their earlier death, resignation or removal: Albert E. Paladino, David A. Norbury, and John L. Youngblood.


                                                               For All
             For                   Withhold                    Except
             [_]                     [_]                         [_]


INSTRUCTION: TO WITHHOLD AUTHORITY to vote for any individual nominee while voting for the remainder, write the nominee's name on this line:

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     The  shares  represented  by this proxy  will be voted as  directed.  If no directions are given, the shares represented by this proxy will be voted FOR the proposal in Item 1.

     This proxy also confers authority to vote the shares represented hereby on whatever other business may properly be brought before the meeting or any postponement or adjournment thereof. The Board of Directors at present knows of no other business to be brought before the meeting, but if any other business is properly brought before the meeting, the shares represented by this proxy will be voted in accordance with the best judgment of the persons named in this proxy.

     The undersigned hereby revoke(s) all other proxies previously given by the undersigned in connection with this meeting.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. PLEASE SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED AND MAY BE WITHDRAWN IF YOU ELECT TO ATTEND THE MEETING AND WISH TO VOTE IN PERSON.


                                       _________________________________________
  Please be sure to sign and date      Date
   this Proxy in the box below.
________________________________________________________________________________


 Detach above card, sign, date and mail in postage paid envelope provided.

                       TELAXIS COMMUNICATIONS CORPORATION

Please sign exactly as your name appears on the stock certificates. If stock is jointly held, each joint owner should sign. If signing for a corporation or a partnership, or as attorney or fiduciary, indicate your full title. If more than one fiduciary is involved, all should sign.

                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.


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